NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO
JOIN WENDY'S SYSTEM AS A NEW FRANCHISEE

NPC has entered into an agreement to acquire 24 Wendy's restaurants

OVERLAND PARK, KANSAS, (JUNE 13, 2013) - NPC announced today that it had entered into an Asset Purchase Agreement (APA) with a subsidiary of The Wendy’s Company (Wendy’s) to acquire 22 Wendy’s restaurants for $9.3 million, plus amounts for working capital and initial franchise fees. NPC also agreed to acquire two additional restaurants currently under development by Wendy's in exchange for reimbursement of development costs and payment of initial franchise fees, thereby increasing the number of restaurants to be acquired to 24. As part of the agreement, NPC plans to reimage certain acquired restaurants in Wendy’s new Image Activation format.

The units being sold by Wendy’s include 14 fee-owned locations, which will be leased from Wendy’s. This acquisition will be funded entirely with available cash reserves. The restaurants will be owned and operated by NPC's wholly-owned subsidiary, NPC Quality Burgers, Inc.

The units to be acquired pursuant to the APA are located in the Kansas City metropolitan area. According to information provided to NPC, 22 of the units to be acquired by NPC generated $32.7 million in net product sales during the 52 weeks ended December 30, 2012. NPC expects the closing to occur in July 2013, subject to customary closing conditions.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “We are excited about the future prospects of Wendy’s and the opportunity to partner with another great iconic American brand. This acquisition is an entry point into the Wendy's system from which we look forward to growing substantially through acquisition and development.

We firmly believe this opportunity plays well to our core competencies and positions NPC with significant growth runway when combined with our Pizza Hut interests. We believe we can leverage our abundant liquidity and penchant for strong cash flow generation to grow and invest in both of these brands aggressively.”

Wendy’s President and Chief Executive Officer Emil Brolick said the transaction promises to be mutually beneficial for NPC and Wendy’s. “As part of our restaurant ownership optimization initiative, we are focused on recruiting successful, well-capitalized franchisees with strong operating credentials that are committed to our Image Activation reimaging program,” Brolick said. “We look forward to working with the NPC team to grow our brand, sales and profits together.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in Parent's and NPC's filings with the Securities and Exchange Commission, including Parent's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

CONFERENCE CALL INFORMATION:

The Company will be holding a conference call to discuss the announcement of entering the Wendy’s franchise system on Thursday, June 13, 2013 at 8:00 am CT (9:00 am ET). You can access this call by dialing 866-515-2910. The international number is 617-399-5124. The access code for the call is 39608089.

For those unable to participate live, a replay of the call will be available until June 20, 2013 by dialing 888-286-8010 or by dialing international at 617-801-6888. The access code for the replay is 98846196.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213

Wendy’s contact:
David. D. Poplar, Vice President of Investor Relations
614-764-3311
One Dave Thomas Boulevard
Dublin, Ohio 43017